EXHIBIT 99.1

ATI TECHNOLOGIES INC.

RESTRICTED SHARE UNIT PLANS FOR

U.S. DIRECTORS AND EMPLOYEES

AMENDED AND RESTATED

EFFECTIVE JANUARY 31, 2005

1. PURPOSE

The purpose of the ATI Technologies Inc. Restricted Share Unit Plans for U.S. Directors and Employees, to be adopted by ATI Research, Inc., ATI Technologies Systems Corp. and ATI Research Silicon Valley Inc. (the “Corporations”), all wholly owned subsidiaries of ATI Technologies Inc., an Ontario corporation (“ATI”), is to retain and motivate eligible directors and employees of the Corporations and to promote a greater alignment of interests between directors and employees of the Corporations and the shareholders of ATI.

Certain capitalized terms used in this document are defined in Section 2.

2.	DEFINITIONS

(a)	“Act” means the Canada Business Corporations Act or its successor, as amended from time to time;

(b)	“Affiliate” means an “affiliated entity” under Multilateral Instrument 45-105 Trades to Employees, Senior Officers, Directors and Consultants adopted by the securities regulatory authorities in each of the provinces and territories of Canada other than Quebec;

(c)	“Associate” shall have the meaning ascribed thereto in the Ontario Securities Act;

(d)	“Award” means an award of Restricted Shares under either the Market Plan or the Treasury Plan;

(e)	“Award Agreement” means the agreement or other instrument issued to a Participant that evidences and sets forth the terms, conditions and restrictions pertaining to the Participant’s Award;

(f)	“Board” means the Board of Directors of ATI;

(g)	“Broker” means a broker, as designated by the Board, licensed to purchase, sell or otherwise trade Shares;

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(i)	“Committee” means a committee established by the Board, as provided in Section 8(a);

(j)	“Common Shares” means the common stock of ATI;

(k)	“Custodian” means the individual or entity designated by the Board to hold all certificates representing Restricted Shares until they become nonforfeitable and transferable;

(l)	“Disability” means:

(i)	the Participant is eligible for long-term disability benefits under the Participating Corporation’s long-term disability plan, provided the disability is expected to have a duration of not less than 12 months, as determined by the Board or the Committee in its sole discretion; or,

(ii)	in the absence of a long-term disability plan, the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the determination of the Board or the Committee in its sole discretion, is expected to have a duration of not less than 12 months;

(m)	“Employee” means an employee of the Corporation, ATI, or an Affiliate, other than seasonal and contract employees and independent contractors;

(n)	“Forfeiture Expiration Date” means the date specified in a Participant’s Award Agreement that all or any portion of the Participant’s Award is no longer subject to forfeiture;

(o)	“Going Private Transaction” has the meaning ascribed to the term in the Act;

(p)	“Insider” shall have the meaning ascribed thereto in the Ontario Securities Act;

(q)	“Issuer Bid” has the meaning ascribed to the term in the Ontario Securities Act;

(r)	“Market Plan” means the Restricted Share Plan for U.S. Directors and Employees established by the Corporation under Section Four and pursuant to which Restricted Shares are purchased by the Broker in open market or private transactions and held by the Custodian pending delivery to Participants on the Forfeiture Expiration Date;

(s)	“NASDAQ” means the Nasdaq Stock Market;

(t)	“Ontario Securities Act” means the Securities Act (Ontario) or its successor, as amended from time to time;

(u)	“Options” means options to purchase Common Shares granted under ATI’s share option plans;

(v)	“Outstanding Issue” means on any date, the number of Common Shares of ATI issued and outstanding, excluding any Common Shares issued pursuant to share compensation arrangements during the one-year period immediately preceding such date;

(w)	“Participant” means an Employee or director of a Corporation who is selected by the Board to receive an Award under the Plan;

(x)	“Participating Corporation” means the Corporation that enters into an Award Agreement with a given Participant;

(y)	“Plans” means the Market Plan and the Treasury Plan;

(z)	“Plan Administrator” means the third party service provider, if any, retained from time to time by the Corporation to perform certain of the administrative functions of the Plans as delegated by the Board in accordance with Section 8(c);

(aa)	“Restricted Shares” means Common Shares subject to forfeiture, as provided under Sections 4 or 5;

(bb)	“Service” means service as an Employee or director of a Participating Corporation, ATI or an Affiliate;

(cc)	“Take-over Bid” has the meaning ascribed to the term in the Ontario Securities Act;

(dd)	“Treasury Plan” means the Restricted Share Plan for U.S. Directors and Employees established by the Corporation under Section Five and pursuant to which Restricted Shares are issued to Participants by the Corporation from treasury on the Forfeiture Expiration Date; and

(ee)	“TSX” means the Toronto Stock Exchange.

3.	GRANT OF AWARDS

(a)	Eligibility and Participation. Only directors or Employees of the Corporations (including officers, whether or not directors) are eligible to participate in the Plans. The Board, in its sole discretion, will determine which directors and Employees will participate in the Plans. The Human Resources and Compensation Committee, or such other Committee designated by the Board in accordance with Section 8(a), may make recommendations to the Board for the Board’s consideration concerning the selection of Participants in the Plans and the number of Restricted Shares to be awarded to each Participant.

4.	MARKET PLAN

(a)	The Market Plan is hereby established for Participants with an effective date of August 12, 2003. An award of Restricted Shares may be granted by the Board under the Market Plan and will be evidenced by an Award Agreement. The Award will be subject to terms and conditions that are consistent with the Market Plan and that the Board deems appropriate for inclusion in an Award Agreement.

(b)	Source of Shares. The Restricted Shares granted under the Market Plan will, prior to any Forfeiture Expiration Date, be purchased in open market or private transactions by the Broker, in accordance with all securities, reporting, and notification requirements. The Participating Corporation or ATI will be responsible for the payment of all brokerage commissions or similar fees in connection with the purchase of the Restricted Shares under this provision.

(c)	Limits on Purchases. Notwithstanding the provisions of Section 4(b), the Broker shall avoid disrupting the market price for the Common Shares and may, in its sole discretion, limit the daily volume of the Broker’s purchases of Restricted Shares or make such purchases over several trading days to the extent that such action is deemed by the Broker to be necessary for such purposes or is otherwise in the best interests of Participants and ATI.

(d)	Issuance and Custody of Certificates.

(i)	Issuance of Certificates. The Participating Corporation will cause to be issued one or more stock certificates, registered in the name of the Custodian, as nominee for the benefit of the Participant, evidencing the Restricted Shares that were purchased for the Participant in open market or private transactions.

(ii)	Custody of Certificates. Each certificate will be held by the Custodian as nominee for the benefit of the Participant. The Custodian will record the number of Restricted Shares held for each Participant.

(iii)	Delivery of Certificates. As soon as practicable, and no later than 45 days, after the Forfeiture Expiration Date of any Restricted Shares granted under the Market Plan, ATI, the Participating Corporation or the Plan Administrator will have certificates evidencing the Restricted Shares issued in the name of, and delivered to, the Participant (or the Participant’s legal representatives, beneficiaries or heirs).

(e)	Forfeiture of Shares. In the event that all or any portion of an Award granted under the Market Plan is forfeited by a Participant in accordance with Section 6(d), the Custodian will have a standing order to sell the Restricted Shares on forfeiture and remit the proceeds to ATI. The Custodian and the Broker shall avoid disrupting the market price for Common Shares in connection with any such sales and the Custodian may, at its sole discretion, limit the daily volume of the Broker’s sales of Restricted Shares or make such sales over several trading days to the extent that such action is deemed by the Broker to be necessary for such purposes or is otherwise in the best interests of Participants and ATI.

5.	TREASURY PLAN

(a)	The Treasury Plan is hereby established for Participants with an effective date of January 27, 2004. An award of Restricted Shares may be granted by the Board under the Treasury Plan and will be evidenced by an Award Agreement. The Award will be subject to terms and conditions that are consistent with the Treasury Plan and that the Board deems appropriate for inclusion in an Award Agreement.

(b)	The Restricted Shares granted under the Treasury Plan will be allotted by ATI for issuance from treasury and will be issued to Participants on or before the Forfeiture Expiration Date as fully paid and non-assessable Common Shares in accordance with all securities, reporting and notification requirements. The Participating Corporation will be responsible for the payment of all fees, including transfer agent fees, in connection with the issuance of Restricted Shares under the provision.

(c)	Limits on Issuances. The maximum number of Common Shares available for issuance under (i) the Treasury Plan, and (ii) the terms of the ATI restricted share plans established for non-U.S. employees and directors shall be limited to the number of Common Shares as set out from time to time in Schedule “A”. In addition, any Common Shares issued under the Treasury Plan shall be issued only from the pool of Common Shares set out in the ATI share option plan as being reserved for issuance under the ATI share option plan and any other share compensation plans or arrangements established by the Corporation (excluding, for greater certainty, Common Shares issuable or reserved for issuance in connection with the ArtX Inc. 1997 Equity Investment Plans).

In the event there is any change in the Common Shares through the declaration of stock dividends or subdivisions, consolidations or exchanges of Common Shares, or otherwise, the number of Common Shares available for issuance from treasury as Restricted Shares shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Treasury Plan.

In addition, the number of Common Shares which may be issued pursuant to the Treasury Plan and other share compensation arrangements established by ATI shall be limited as follows:

(i)	the number of Common Shares reserved for issuance to any one individual shall not exceed 5% of the Outstanding Issue;

(ii)	the number of Restricted Shares granted to Insiders, together with the number of Common Shares reserved for issuance pursuant Options granted to Insiders shall not exceed 10% of the Outstanding Issue;

(iii)	the number of Common Shares that may be issued to Insiders within any one-year period shall not exceed 10% of the Outstanding Issue; and

(iv)	the number of Common Shares that may be issued to any one Insider and such Insider’s Associates within any one-year period shall not exceed 5% of the Outstanding Issue.

(d)	Issuance of Certificates. As soon as practicable, and no later than 45 days, after the Forfeiture Expiration Date of any Restricted Shares granted under the Treasury Plan, ATI, the Participating Corporation or the Plan Administrator will have certificates evidencing the Restricted Shares issued in the name of, and delivered to, the Participant (or the Participant’s legal representatives, beneficiaries or heirs).

6.	TERMS OF AWARDS

(a)	Number of Shares. Each Award Agreement will specify the number of Restricted Shares granted to the Participant and whether the Restricted Shares were granted under the Market Plan or the Treasury Plan. The number of Restricted Shares granted to a Participant will be determined by the Board in its sole discretion.

(b)	Forfeiture. The Restricted Shares awarded under the Plans to a Participant are subject to forfeiture in accordance with terms specified in the Participant’s Award Agreement. The forfeiture provisions of any Award Agreement will be determined by the Board in its sole discretion, provided that for each Award of Restricted Shares to an Employee, such Restricted Shares shall be subject to Forfeiture Expiration Dates that occur over a period of no less than three years form the date such Restricted Shares were awarded to an Employee. The forfeiture provisions of any Award Agreement may be determined from time to time by the Board in its sole discretion to include criteria such as, but not limited to:

(i)	time restrictions, in which Restricted Shares will not be delivered to an Employee for a specified period of time; and

(ii)	performance restrictions in which the number of Restricted Shares to be delivered to any Employee fluctuates based upon ATI’s performance and/or the market price of the Common Shares, in such manner as determined by the Board, or if so delegated, the Committee, in its sole discretion.

(c)	Restrictions on Transfer. Until the forfeiture provisions of a Restricted Share expire, the Participant’s rights to the Restricted Share may not be sold, assigned, transferred, pledged or otherwise encumbered. Until the forfeiture provisions of a Restricted Share expire, no attempt to transfer the Restricted Share, whether voluntary or involuntary, by operation of law or otherwise, will vest the transferee with any interest or right in or with respect to the Restricted Share.

(d)	Termination of Service.

(i)	Voluntary or Involuntary Termination. Except as provided in subsection (ii), if a Participant’s Service terminates for any reason before the Forfeiture Expiration Date of any Restricted Shares, the Participant’s rights to those Restricted Shares, whether issued or not, will be immediately and irrevocably forfeited.

(ii)	Death or Disability. In the event of a Participant’s death or Disability prior to termination of Service, the forfeiture provisions applicable to the Participant’s Restricted Shares will expire and certificates for the Restricted Shares will be issued and delivered in accordance with Section 4(d) or 5(d) as soon as practicable.

(iii)	Leave of Absence. For purposes of the Plans, the continuous Service of the Participant as an Employee will not be deemed to have been interrupted and the Participant will not be deemed to have incurred a termination of Service by reason of a leave of absence approved by the Participating Corporation, ATI, or the Affiliate for which the Participant is performing Service at the time of the leave of absence, but only if, and for so long as, the Participant does not work for a competitor of the Corporations or ATI, or otherwise compete with the Corporations or ATI, as determined by the Board in its sole discretion, during the leave of absence. If, in the opinion of the Board, the Participant begins to work for a competitor of the Corporations or ATI, or otherwise competes with the Corporations or ATI, the Participant will cease to be a Participant as of the date the leave of absence begins, and the former Participant will forfeit all Restricted Shares, whether issued or not, that are subject to forfeiture as of that date.

(e)	Bids and Proposed Transactions. If there is a Take-over Bid or Issuer Bid made for all or less than all of the issued and outstanding Common Shares, or if ATI proposes a Going Private Transaction, the Board in its sole discretion may, by resolution, remove any remaining forfeiture restrictions from all outstanding Restricted Shares.

(f)	Voting and Dividends. The Participant will receive all dividends paid on the Restricted Shares awarded under the Market Plan and will be entitled to vote the Restricted Shares awarded under the Market Plan.

(g)	Code § 83(b) Election. A Participant will not be permitted to make an election under Section 83(b) of the Code to include the value of the Restricted Shares in income at the time of grant unless the Participant’s Award Agreement provides otherwise.

7.	CONDITIONS TO AWARDS

(a)	Securities Law Requirements. No Awards may be made and no Restricted Shares may be purchased, issued or delivered under the Plans unless the Award,

purchase, issuance or delivery of these Restricted Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Ontario Securities Act and the United States Securities Act of 1933, as amended (collectively, the “Securities Acts”), the rules and regulations promulgated under the Securities Acts, state and provincial securities laws and regulations, and the regulations of NASDAQ, the TSX and any other stock exchange or securities market on which ATI then may be traded. Awards may be made contingent on the receipt of all necessary regulatory approvals. If all approvals are not received, the Awards will be null and void ab initio.

(b)	Inability to Obtain Authority. The inability of ATI to obtain authority from any regulatory body having jurisdiction, which authority is deemed by ATI’s counsel to be necessary to the lawful delivery of any Restricted Shares under the Plans, will relieve ATI and the Participating Corporation of any liability in respect of the failure to deliver those Restricted Shares as to which the requisite authority has not been obtained.

(c)	Withholding Taxes. As a condition to the delivery of the certificates evidencing Common Shares following the Forfeiture Expiration Date of the Restricted Shares, the Participant will make such arrangements as the Participating Corporation may require for the satisfaction of any federal, state, provincial, local or foreign withholding tax obligations that may arise in connection with the expiration of the forfeiture provisions relating to the Restricted Shares.

(d)	Participant’s Agreement to be Bound. Participation in the Plans and acceptance of an Award by any Participant will be construed as acceptance by the Participant of the terms and conditions of the Plans and the Participant’s Award Agreement and all rules and procedures adopted under the Plans.

8.	ADMINISTRATION

(a)	Committees and Delegation of Powers. The Plans may be administered by one or more Committees appointed by the Board. A Committee will have the authority and be responsible for those functions assigned to it by the Board. If no Committee is appointed, the entire Board will administer the Plans. Any reference to the Board in the Plans will be construed as a reference to the Committee, if any, to which the Board assigns a particular function in connection with the Plans. In addition, all of the powers exercisable under the Plans by the Board may, to the extent permitted by applicable law and authorized by resolution of the Board, be exercised by the Human Resources and Compensation Committee of the Board or by such other Committee as the Board may designate by resolution.

(b)	Powers of the Board. Subject to the provisions of the Plans, the Board has the power to:

(i)	determine and designate those individuals selected to receive Awards, the time at which each Award will be granted, and the number of Restricted Shares subject to each Award;

(ii)	prescribe, amend, or rescind any rules and regulations necessary or appropriate for the administration of the Plans;

(iii)	correct any defect, supply any deficiency, and reconcile any inconsistency in the Plans or in any related Award Agreement;

(iv)	adjust the number of Restricted Shares covered by an Award to reflect any change in the Common Shares through the declaration of stock dividends or subdivisions, consolidations or exchanges of Common Shares or other change in ATI’s capital structure;

(v)	modify or waive the forfeiture provisions contained in any Award Agreement, provided that no modification or waiver will, without the consent of the Participant, alter or impair any rights or obligations of the Participant under the Award, unless the modification or waiver is required by applicable law; and

(vi)	make other determinations and take such other action in connection with the administration of the Plans as it deems necessary or advisable.

(c)	Delegation of Duties. The Board may direct appropriate officers of ATI or the Corporations and/or a Plan Administrator to implement its rules, regulations and determinations. Those officers of ATI or the Corporation may execute and deliver on behalf of ATI and the Corporations such documents, forms, agreements and other instruments as are deemed by the Board to be necessary for the administration and implementation of the Plans.

(d)	Interpretation of Plan. The Board has the power in its sole discretion to interpret and construe the Plans and all related Award Agreements. All decisions, interpretations and determinations of the Board with respect to the Plans will be final and binding on all Participants and all persons deriving their rights from Participants.

(e)	Indemnification. Each member of the Board or Committee is indemnified and held harmless by ATI against any cost or expense (including any sum paid in settlement of a claim with the approval of ATI) arising out of any act or omission to act in connection with the Plans to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member may have as a director or otherwise under the by-laws of ATI or an Affiliate, any agreement, any vote of shareholders or disinterested directors, or otherwise.

(f)	Discretionary Relief. Notwithstanding any other provisions of the Plans, the Board may, in its sole discretion, waive any condition of the Plans if specific individual circumstances warrant such waiver.

9.	GENERAL

(a)	No Retention Rights. Nothing in the Plans or in any Award granted under the Plans will confer on a Participant any right to continue in employment for any period of time or will interfere with or otherwise restrict in any way the rights of ATI or the Corporations or of the Participant, which rights are expressly reserved by each, to terminate a Participant’s employment at any time and for any reason.

(b)	No Participation Rights. Nothing in the Plans or in any Award granted under the Plans will confer on a Participant any right to receive additional Awards, to participate in or continue to participate in the Plans following termination of Service, or to be entitled to compensation or damages in lieu of participation or continued participation in the Plans.

(c)	Rights of ATI and the Corporations. The grant of an Award under the Plans will not affect in any way the right or power of ATI or any Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

(d)	No Representation or Warranty. ATI and the Corporations make no representation or warranty as to the future market value of any Common Shares awarded in accordance with the provisions of the Plans.

(e)	Plan Terms Control. In the event there is a discrepancy between the terms of the Plans and the terms of any Award Agreement issued under the Plans, the terms of the Plans will control.

10.	AMENDMENT AND TERMINATION

(a)	Right to Amend or Terminate the Plan. The Board may amend, suspend or terminate the Plans at any time and for any reason.

(b)	Effect of Amendment or Termination. No amendment, suspension, or termination of the Plans will, without the consent of the affected Participant, alter or impair any rights or obligations under any Award previously granted under the Plans, unless the amendment, suspension or termination is required by applicable law.

11.	APPLICABLE LAW

The Plans and all Awards granted thereunder will be construed and interpreted in accordance with, and governed by, the laws of California, other than its laws regarding choice of law.

SCHEDULE “A”

The Corporation committed, effective December 14, 2004, to limit the maximum number of Common Shares issuable from treasury under all of the Corporation’s restricted share plans to 3,000,000 Common Shares.